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EXHIBIT 21

                                  SUBSIDIARIES

1.         AAC-NJ Holding Company, Inc.
2.         Analytika, Inc.
3.         DEN-AL Holding Company, Inc.
4.         Dendrite Andes
5.         Dendrite Belgium S.A.
6.         Dendrite Brasil LTDA
7.         Dendrite Canada Company
8.         Dendrite Corporate Services
9.         Dendrite Deutschland GMBH
10.        Dendrite France S.A.
11.        Dendrite Hungary Software Services, Inc.
12.        Dendrite International, Inc.
13.        Dendrite International Subsidiaries Holding Company
14.        Dendrite Italia, S.R.I.
15.        Dendrite Japan K.K.
16.        Dendrite Mexico
17.        Dendrite Netherlands, B.V.
18.        Dendrite New Zealand Ltd.
19.        Dendrite Portugal
20.        Dendrite Pty. Ltd.
21.        Dendrite Software Ventures, Ltd.
22.        Dendrite U.K. Ltd.
23.        Fremantle Financial Services, Inc.
24.        Sydney Software, Inc.
25.        Tasmania Resource, Inc.